Exhibit 99.2

Priceline.com Reports Financial Results for 4th Quarter and Full-Year 2004

NORWALK, Conn., February 17, 2005 . . . Priceline.com® Incorporated (Nasdaq: PCLN) today reported its financial results for the 4th quarter and full-year 2004.  For the 4th quarter, gross travel bookings, which refers to the total dollar value, inclusive of taxes and fees, of all travel products purchased by consumers, rose 61% year-over-year to $414 million.  Revenues were $195 million, an 8.2% increase over a year ago.  Fourth quarter 2004 results include the operating results of Active Hotels, acquired in September 2004, and Travelweb, acquired in May 2004.

Priceline.com’s GAAP gross profit for the 4th quarter 2004 was $49.9 million, up 57% from the prior year while GAAP net income for the 4th quarter was $5.0 million, or $0.12 per diluted share, up 100% from the prior year.  Pro forma gross profit for the 4th quarter 2004 was $51.5 million, up 62% over the same period a year ago.  Pro forma net income for the 4th quarter 2004 was $8.8 million, or $0.22 per diluted share, which exceeds First Call analyst estimates of $0.16 per diluted share and represents an increase of 267% over the prior year. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures used in this press release and the attached financial and statistical supplement reconciles historical pro forma financial information with priceline.com’s financial results under GAAP.

For full-year 2004, priceline.com reported gross travel bookings of $1.68 billion, a 52% increase over full-year 2003.  Full-year 2004 revenues were $914.4 million versus $863.7 million a year ago.  Priceline.com’s GAAP gross profit for 2004 was $198.2 million.  Full-year 2004 GAAP net income was $30.0 million, or $0.76 per diluted share.  Pro forma gross profit for full-year 2004 was $201.1 million, a 38% increase over 2003.  Pro forma net income for 2004 was $38.4 million, or $0.96 per diluted share, an increase of 100% over 2003.

Airline ticket unit bookings, which include retail and opaque (Name Your Own Price®) tickets, grew 61% compared to the same period a year ago.  Hotel room night unit bookings, which include retail and opaque rooms, grew 51% versus the prior year.  Rental car day unit bookings, which include retail and opaque rentals, grew 16% year-over-year.

“We believe that priceline.com’s strong growth in gross travel bookings for the 4th quarter, fueled by the success of our new air product and results from Travelweb and Active Hotels, solidified our position as a growth leader among the major full service online travel companies.  We are particularly proud of the fact that we have reestablished strong growth in our top line over the last two years while also consistently delivering market-leading increases in bottom line profits.” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “Our retail airline ticketing option was very popular with customers during the busy holiday travel season.  Now that customers are accustomed to this option for their airline tickets, we believe that they will respond favorably as priceline.com offers more retail options for hotel rooms, rental cars and vacation packages.  Priceline.com’s opaque travel options, particularly for hotel rooms and rental cars, continue to offer exclusive savings and a distinctive choice for consumers. By effectively using retail and opaque products in a complementary manner, we believe that priceline.com is becoming a preferred one-stop-shop for the leisure traveler.  We also offer suppliers a number of attractive distribution channels that meet their needs in a variety of market environments.”

2004 Highlights

•                  January – Launched new airline ticket product giving consumers the choice to shop and compare from a list of low published fares and itineraries, or use priceline.com’s Name Your Own Price® product for greater savings.  With the new product and a successful advertising campaign featuring William Shatner and Leonard Nimoy, 2004 airline ticket unit sales increased 53% over 2003.

•                  March – Launched new Vacation Packages product giving consumers the ability to select a leading hotel or resort and choose among package options that include both published air itineraries and lower priced opaque options. Vacation Packages continue to be one of Priceline.com’s fastest growing products.

•                  May – Acquired the majority interest of Travelweb LLC, the hotel reservation service founded by the nation’s leading hotel chains.  With over 10,000 participating hotels, Travelweb provides a leading retail hotel product to complement  priceline.com’s Name Your Own Price® product.  Priceline.com intends to launch this new product on its website during the 2nd quarter of 2005.

•                  September – Acquired Active Hotels, a leading European internet hotel reservation service with over 8,000 participating hotels in the UK, France, Spain, Italy and Germany.  In the 4th quarter, Active Hotels was among priceline.com’s fastest growing businesses and was accretive to priceline.com’s earnings per share.

•                  October – Launched new Rental Car product giving customers of priceline.com (as well as Rentalcars.com and Breezenet.com) the ability to choose from a list of low rental car rates, or on priceline.com, name a price for even greater savings.  Increased retail sales contributed to higher 4th quarter total unit sales growth.

Forward Guidance

Looking forward into 2005, Mr. Boyd said, “We intend to build on the success of our airline tickets service by building priceline.com’s retail and opaque options into a complementary one-stop travel service.  In the 2nd quarter of 2005, priceline.com intends to rollout the choice of retail hotel reservations along with a new advertising campaign emphasizing the choices available for all of our products.  We believe that this transformation is making priceline.com a compelling choice for leisure travelers.  In Europe, Active Hotels will continue building inventory and distribution across Europe while integrating Priceline’s U.S. inventory and customer base into its product offering and distribution reach.  Active Hotels also intends to relaunch the priceline.co.uk web site in the coming months to offer seamless access to Active Hotel’s hotel inventory.”

The Company also issued the following guidance for the 1st quarter 2005, which includes the results of all priceline.com companies:

•                  Gross travel bookings growth of 30-35% on a year-over-year basis; and

•                  Pro forma gross profit growth of 30-35% on a year-over-year basis.

“We expect solid growth from across our product lines in the 1st quarter 2005,” said Mr. Boyd. “In particular, we expect year-over-year growth in our hotel product will be enhanced by the results of newly-acquired Active Hotels and Travelweb.  We expect a reduced growth rate for our airline tickets product since we are now comparing to a prior-year period in which all of our retail and opaque ticket options were available to customers.”

Priceline.com said it expects 1st quarter 2005 pro forma net income of between $0.18 and $0.22 per diluted share and GAAP net income of between $0.07 and $0.11 per diluted share.  Priceline.com also said that it was comfortable with current First Call analyst’s consensus estimates of $1.18 per diluted share of proforma net income for full-year 2005.

“We believe solid growth in unit sales and gross profit contribution in 2005 will enable priceline.com to continue to invest in product development, advertising and supply initiatives that will benefit our customers, suppliers and stockholders.” said Mr. Boyd.

A reconciliation of historical pro forma financial results to GAAP results is included in the attached financial and statistical supplement.  Pro forma net income per diluted share guidance for the 1st quarter and full-year 2005 excludes the after-tax effects of non-cash amortization expense of acquisition-related intangibles (primarily associated with the acquisitions of Travelweb LLC and ActiveHotels), stock-based compensation expense, option payroll tax expense, minority interest benefit, and the payment of non-cash preferred stock dividends, which, when aggregated, are expected to total approximately $4.5 million and $18.5 million respectively.  In addition, pro forma net income per diluted share guidance for the 1st quarter 2005 and full-year 2005 excludes the anticipated impact of  EITF 04-08 (“Effect of Contingently Convertible Debt on Diluted Earnings per Share”), which was effective as of December 15, 2004 and which revises the method for calculating diluted shares outstanding for purposes of computing GAAP net income per share.

About Priceline.com

Priceline.com is a travel service that offers leisure airline tickets, hotel rooms, rental cars, vacation packages and cruises. Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.  Priceline.com operates the retail travel Web sites Travelweb.com, ActiveReservations.com, Lowestfare.com, Rentalcars.com and Breezenet.com. Priceline.com licenses its business model to independent licensees, including pricelinemortgage and certain international licensees.

Information About Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “believe(s),” “intend,” “expect(s),” “will,” “may,” “should,” “could,” “plan(s),” “anticipate(s),” “estimate(s),” “predict(s),” “potential,” “target(s),” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

•      adverse changes in general market conditions for leisure and  other travel products as the result of, among other things, terrorist attacks;

•      adverse changes in the Company’s relationships with airlines and other product and service  providers which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s retail or “opaque” products, or both):

•      the loss or reduction of global distribution fees;

•      the bankruptcy or insolvency of another major domestic airline;

•      the effects of increased competition, including, without limitation, adverse effects from the continued consolidation of on-line travel intermediaries;

•      systems-related failures and/or security breaches;

•      difficulties integrating recent acquisitions, including, without limitation, the acquisitions of Active Hotels and Travelweb;

•      final adjustments made in closing the quarter;

•      legal and regulatory risks; and

•      the ability to attract and retain qualified personnel.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma gross profit excludes the after-tax effects of non-cash amortization expense of acquisition-related intangibles primarily associated with the acquisition of Active Hotels Ltd. and Travelweb LLC.  Pro forma net income excludes the after-tax effects of non-cash amortization expense of acquisition-related intangibles (primarily associated with the acquisition of Active Hotels Ltd. and Travelweb LLC), stock based compensation expense, option payroll tax expense, minority interest benefit and, when applicable, the payment of non-cash preferred stock dividends.  In addition, pro forma net income per share excludes the accounting impact of EITF 04-08 (“Effect of Contingently Convertible Debt on Diluted Earnings per Share”), which was effective as of December 15, 2004 and revises the method for calculating diluted shares outstanding for purposes of computing GAAP net income per share.

Pro forma gross profit, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Priceline.com believes that pro forma gross profit, pro forma net income and pro forma net income per share that exclude the after-tax effects of non-cash amortization expense of acquisition-related intangibles are useful for investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods.  Stock based compensation expense and the non-cash expense associated with the payment of preferred stock dividends are excluded from pro forma net income and pro forma net income per share because they do not impact cash earnings and are reflected in earnings per share through increased share counts.  Option payroll tax expense often shows volatility unrelated to operating results since the expense is driven primarily by option exercise activity and the market price of priceline.com’s common stock. The minority interest benefit associated with priceline.com’s equity ownership of Travelweb LLC is excluded from pro forma net income because priceline.com has been funding all of Travelweb’s operations.  Finally, the accounting impact of EITF 04-08 (“Effect of Contingently Convertible Debt on Diluted Earnings per Share”), which requires that priceline.com use the “if-converted” method of accounting for convertible debt instruments when calculating earnings per share, has been excluded because the common stock that underly priceline.com’s 1% Convertible Senior Notes and priceline.com’s 2.25% Convertible Senior Notes are generally not issuable unless our common stock trades at prices of $44.00 per share and $45.54 per share, respectively.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial and statistical supplement reconciles historical pro forma financial information with priceline.com’s financial results under GAAP.

Press Contact:  Brian Ek  203-299-8167  brian.ek@priceline.com

priceline.com Incorporated

Statistical Data

In thousands

Gross Bookings	1Q03	2Q03	3Q03	4Q03	1Q04	2Q04	3Q04	4Q04

Merchant	$226,739	$267,039	$266,640	$197,543	$244,816	$295,718	$276,726	$217,295
Agency	20,778	30,023	33,875	58,647	115,363	174,657	155,292	196,211
Total	$247,517	$297,061	$300,515	$256,191	$360,179	$470,375	$432,018	$413,506

Year/Year Growth	-19.3%	-16.3%	9.2%	12.2%	45.5%	58.3%	43.8%	61.4%

Units Sold	1Q03	2Q03	3Q03	4Q03	1Q04	2Q04	3Q04	4Q04

Airline Tickets	483	513	438	399	620	819	722	641
Year/Year Growth	-44.2%	-44.4%	-32.0%	-18.1%	28.2%	59.8%	64.9%	60.7%

Hotel Room-Nights	1,234	1,505	1,642	1,319	1,669	1,983	2,081	1,997
Year/Year Growth	35.6%	38.0%	43.2%	36.9%	35.2%	31.8%	26.7%	51.4%

Rental Car Days	663	867	1,215	922	1,213	1,409	1,364	1,065
Year/Year Growth	-12.6%	6.1%	59.1%	61.8%	83.1%	62.5%	12.3%	15.5%

	1Q03	2Q03	3Q03	4Q03	1Q04	2Q04	3Q04	4Q04

Revenue	$200,487	$239,566	$243,441	$180,167	$224,131	$259,389	$235,882	$194,968
Year/Year Growth	-23.4%	-21.3%	1.4%	-8.7%	11.8%	8.3%	-3.1%	8.2%

Gross Profit	$32,987	$40,494	$40,648	$31,816	$43,374	$53,779	$51,104	$49,897
Year/Year Growth	-21.4%	-15.9%	7.7%	4.4%	31.5%	32.8%	25.7%	56.8%

Gross Bookings represent the total dollar value of travel booked, inclusive of taxes and fees.

The gross bookings and units sold information included above reflects results from U.S. operations and Active Hotels since acquisition.

priceline.com Incorporated

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2004	December 31, 2003
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$93,775	$93,732
Restricted cash	23,572	22,485
Short-term investments	130,307	151,736
Accounts receivable, net of allowance for doubtful accounts of $1,390 and $794, respectively	18,314	10,782
Prepaid expenses and other current assets	4,365	4,778

Total current assets	270,333	283,513

Property and equipment, net	15,827	16,524
Intangible assets, net	98,908	7,053
Goodwill	138,859	8,779
Other assets	18,155	21,915

Total assets	$542,082	$337,784

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$40,612	$25,061
Accrued expenses	23,649	21,031
Deferred merchant bookings	5,641	—
Other current liabilities	4,475	3,522
Total current liabilities	74,377	49,614

Deferred taxes	25,668	—
Other long-term liabilities	692	1,069
Minority interest	4,314	—
Long-term debt	224,418	124,524
Total liabilities	329,469	175,207

SERIES B MANDATORILY REDEEMABLE PREFERRED STOCK	13,470	13,470

Stockholders’ equity
Common stock	317	306
Treasury stock	(350,628)	(350,628)
Additional paid-in capital	2,064,224	2,055,607
Deferred compensation	(1,264)	(1,408)
Accumulated deficit	(1,525,447)	(1,555,444)
Accumulated other comprehensive income	11,941	674
Total stockholders’ equity	199,143	149,107

Total liabilities and stockholders’ equity	$542,082	$337,784

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Merchant revenues	$179,669	$176,319	$872,994	$852,454
Agency revenues	14,734	3,178	38,601	7,554
Other revenues	565	670	2,777	3,653
Total revenues	194,968	180,167	914,372	863,661

Cost of merchant revenues	143,827	148,351	714,822	717,716
Cost of agency revenues	1,244	—	1,395	—
Cost of other revenues	—	—	—	—
Total costs of revenues	145,071	148,351	716,217	717,716

Gross profit	49,897	31,816	198,155	145,945

Operating expenses:
Advertising - Offline	6,018	6,028	33,476	25,125
Advertising - Online	8,518	4,064	27,480	17,123
Sales and marketing, including warrant costs of $6,638 for the twelve months ended December 31, 2003	7,577	4,908	32,091	33,441
Personnel, including stock based compensation of $294 and $106 for the three months ended December 31, 2004 and 2003, respectively, and $638 and $282 for the twelve months ended December 31, 2004 and 2003, respectively	11,176	7,286	35,574	29,962
General and administrative, including option payroll taxes of $13 and $0 for the three months ended December 31, 2004 and 2003, respectively, and $357 and $256 for the twelve months ended December 31, 2004 and 2003, respectively	4,188	3,256	16,452	12,031
Information technology	1,929	2,049	9,171	8,898
Depreciation and amortization	5,358	2,324	13,501	11,533
Restructuring charge/(reversal)	—	(49)	(12)	(186)

Total operating expenses	44,764	29,866	167,733	137,927

Operating income	5,133	1,950	30,422	8,018

Other income:
Interest income	1,316	935	5,112	2,474
Interest expense	(1,291)	(494)	(3,722)	(907)
Other	(6)	—	70	—
Total other income	19	441	1,460	1,567

Earnings before income taxes and equity in income (loss) of investees	5,152	2,391	31,882	9,585
Income tax benefit	260	—	193	—
Equity in income (loss) of investees, net	(414)	(163)	(566)	2,331
Net income	4,998	2,228	31,509	11,916
Preferred stock dividend	—	—	(1,512)	(1,491)

Net income applicable to common stockholders	$4,998	$2,228	$29,997	$10,425

Net income applicable to common stockholders per basic common share	$0.13	$0.06	$0.78	$0.28

Weighted average number of basic common shares outstanding	38,775	38,019	38,304	37,804

Net income applicable to common stockholders per diluted common share	$0.12	$0.06	$0.76	$0.27

Weighted average number of diluted common shares outstanding	40,449	40,107	42,327	39,009

priceline.com Incorporated

RECONCILIATION OF GAAP GROSS PROFIT AND NET INCOME TO PRO FORMA GROSS PROFIT AND NET INCOME

(In thousands, except per share data, unaudited)

	Quarter ended December 31, 2004
	GAAP	Adjustments		Pro Forma

Merchant revenues	$179,669	$—		$179,669
Agency revenues	14,734	—		14,734
Other revenues	565	—		565
Total revenues	194,968	—		194,968

Cost of merchant revenues	143,827	(358	)(a)	143,469
Cost of agency revenues	1,244	(1,244	)(b)	—
Cost of other revenues	—	—		—
Total costs of revenues	145,071	(1,602)		143,469

Gross profit	49,897	1,602		51,499

Operating expenses:
Advertising - Offline	6,018	—		6,018
Advertising - Online	8,518	—		8,518
Sales and marketing	7,577	—		7,577
Personnel, including stock based compensation	11,176	(294	)(c)	10,882
General and administrative, including option payroll taxes	4,188	(13	)(d)	4,175
Information technology	1,929	—		1,929
Depreciation and amortization	5,358	(3,054	)(e)	2,304
Restructuring charge/(reversal)	—	—		—

Total operating expenses	44,764	(3,361)		41,403

Operating income	5,133	4,963		10,096

Other income:
Interest income	1,316	—		1,316
Interest expense	(1,291)	—		(1,291)
Other	(6)	(50	)(f)	(56)
Total other income	19	(50)		(31)

Earnings before income taxes and equity in income (loss) of investees	5,152	4,913		10,065
Income tax benefit (expense)	260	(1,127	)(g)	(867)
Equity in income (loss) of investees, net	(414)	—		(414)
Net income	4,998	3,786		8,784
Preferred stock dividend	—	—		—
Net income applicable to common stockholders	$4,998	$3,786		$8,784

Net income applicable to common stockholders per basic common share	$0.13			$0.23

Weighted average number of basic common shares outstanding	38,775			38,775

Net income applicable to common stockholders per diluted common share	$0.12			$0.22

Weighted average number of diluted common shares outstanding	40,449	55	(h)	40,504 (i)

(a)          Cost of merchant revenue adjustment for Travelweb acquired intangibles.

(b)          Cost of agency revenue adjustment for Active Hotels acquired intangibles.

(c)          Adjustment for stock-based compensation.

(d)          Adjustment for option payroll taxes.

(e)          Amortization adjustment for acquistion-related intangibles, primarily related to Active Hotels and Travelweb.

(f)            Adjustment for minority interest benefit.

(g)         Adjustment for acquisition-related income tax benefit.

(h)         Reflects shares of restricted stock that were excluded under GAAP earnings per share calculation.

(i)            Proforma weighted average number of diluted common shares excludes accounting impact of EITF 04-08.

priceline.com Incorporated

RECONCILIATION OF GAAP GROSS PROFIT AND NET INCOME TO PRO FORMA GROSS PROFIT AND NET INCOME

(In thousands, except per share data, unaudited)

	Year ended December 31, 2004
	GAAP	Adjustments		Pro Forma

Merchant revenues	$872,994	$—		$872,994
Agency revenues	38,601	—		38,601
Other revenues	2,777	—		2,777
Total revenues	914,372	—		914,372

Cost of merchant revenues	714,822	(1,590	)(a)	713,232
Cost of agency revenues	1,395	(1,395	)(b)	—
Cost of other revenues	—	—		—
Total costs of revenues	716,217	(2,985)		713,232

Gross profit	198,155	2,985		201,140

Operating expenses:
Advertising - Offline	33,476	—		33,476
Advertising - Online	27,480	—		27,480
Sales and marketing	32,091	—		32,091
Personnel, including stock based compensation	35,574	(638	)(c)	34,936
General and administrative, including option payroll taxes	16,452	(357	)(d)	16,095
Information technology	9,171	—		9,171
Depreciation and amortization	13,501	(4,349	)(e)	9,152
Restructuring charge/(reversal)	(12)	12	(f)	—

Total operating expenses	167,733	(5,332)		162,401

Operating income	30,422	8,317		38,739

Other income:
Interest income	5,112	—		5,112
Interest expense	(3,722)	—		(3,722)
Other	70	(130	)(g)	(60)
Total other income	1,460	(130)		1,330

Earnings before income taxes and equity in income (loss) of investees	31,882	8,187		40,069
Income tax benefit (expense)	193	(1,252	)(h)	(1,059)
Equity in income (loss) of investees, net	(566)	—		(566)
Net income	31,509	6,935		38,444
Preferred stock dividend	(1,512)	1,512	(i)	—
Net income applicable to common stockholders	$29,997	$8,447		$38,444

Net income applicable to common stockholders per basic common share	$0.78			$1.00

Weighted average number of basic common shares outstanding	38,304			38,304

Net income applicable to common stockholders per diluted common share	$0.76			$0.96

Weighted average number of diluted common shares outstanding	42,327	(2,314	)(j)	40,013

(a)          Cost of merchant revenue adjustment for Travelweb acquired intangibles.

(b)          Cost of agency revenue adjustment for Active Hotels acquired intangibles.

(c)          Adjustment for stock-based compensation.

(d)          Adjustment for option payroll taxes.

(e)          Amortization adjustment for acquistion-related intangibles, primarily related to Active Hotels and Travelweb.

(f)            Adjustment for restructuring reversal.

(g)         Adjustment for minority interest benefit.

(h)         Adjustment for acquisition-related income tax benefit.

(i)            Adjustment for preferred stock dividend.

(j)            Excludes the accounting impact of EITF 04-08 and includes common stock underlying warrants attached to priceline.com’s outstanding preferred stock and includes shares of restricted stock that were excluded under GAAP earnings per share calculation.